Blue Sphere Corporation S-1/A

Exhibit 10.45

AMENDED AND RESTATED
LEASE AGREEMENT

THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) is executed as of the 8th day of April 2015 (the “Execution Date”), by and between SHELBY REALTY, INC., a Rhode Island corporation, with an address of [] (“Landlord”), and ORBIT ENERGY RHODE ISLAND, LLC, a Rhode Island limited liability company, with an address of [] (“Tenant”), with the term “Party” meaning either Tenant or Landlord, as the context requires, and the term “Parties” meaning Tenant and Landlord, collectively. This Lease supplants a lease dated October 15, 2013, as amended between the Parties, which is hereby null and void, but Landlord acknowledges that all obligations under such prior lease have been satisfied.

Article 1
GRANT, TERM AND RENT

1.1       Leased Premises. In consideration of the rents, covenants, and agreements hereinafter reserved and contained herein on the part of Tenant to be observed and performed, Landlord leases to Tenant, and Tenant leases from Landlord, the leased premises, more particularly described as follows (the “Leased Premises”):

That certain parcel of land located in Johnston, Rhode Island commonly referred to at the time of this Lease Agreement as Town of Johnston Tax Assessor’s Plat 43, Lot 2, and more particularly described in Exhibit A attached hereto and incorporated herein.

1.2       Condition of Leased Premises. Tenant has examined the Leased Premises and accepts the Leased Premises in its condition as of the Execution Date. WITH REGARD TO THE LEASED PREMISES, LANDLORD SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Tenant acknowledges and agrees that it has had full, open, and unobstructed access to the Leased Premises and it is relying only on its own inspections and evaluations, and is not relying on any representation of Landlord in leasing the Leased Premises. Landlord is leasing, and Tenant shall lease, the Leased Premises “as is/where is and with all faults” and subject to all applicable easements, laws, rules, regulations, codes, ordinances, documents, rights, and restrictions of record as of the Execution Date (the “Permitted Encumbrances”). Landlord shall have no obligation to do any work in, on, at and/or under the Leased Premises to render the Leased Premises ready for occupancy and use by Tenant.

1.3       Term. The term of this Lease (the “Lease Term”) begins on April 1, 2015 (the “Commencement Date”) and ends, unless otherwise terminated, renewed or extended as provided herein, on the date fifteen (15) years thereafter (the “Expiration Date”). With respect to Tenant’s access to and/or use of the Leased Premises prior to the Commencement Date pursuant to this Lease, any reference in this Lease to the Parties’ duties and obligations under this Lease, including without limitation, any insurance and indemnification obligations (but excluding the payment of Rent) during the “Term” of this Lease shall include from and after the Execution Date.

1.4       Rent. Tenant agrees to pay to Landlord both:

(a)       base rent equivalent to the sum of the “Annual Base Rent” for Year 1 through Year 15 (as set forth below), and any permitted extensions (the “Base Rent”), which shall be payable in monthly installments of base rent (the “Monthly Base Rent”) as follows:

Lease Year	Annual Base Rent	Monthly Base Rent

1	$180,000.00	$15,000.00
2	$185,400.00	$15,450.00
3	$190,962.00	$15,913.50
4	$196,690.86	$16,390.91
5	$202,591.59	$16,882.63
6	$208,669.33	$17,389.11
7	$214,929.41	$17,910.78
8	$221,377.30	$18,448.11
9	$228,018.61	$19,001.55
10	$234,859.17	$19,571.60
11	$241,904.95	$20,158.75
12	$249,162.10	$20,763.51
13	$256,636.96	$21,386.41
14	$264,336.07	$22,028.01
15	$272,266.15	$22,688.85

and (b) such other and further charges, costs, expenses, and/or obligations as provided for in this Lease (“Additional Rent”).

Together, Base Rent and Additional Rent shall be referred to in this Lease as “Rent”.

Monthly Base Rent for partial months shall be prorated. All Monthly Base Rent payments shall be paid in advance, such that Landlord actually receives the same on or before the first (1st) day of each calendar month during the Lease Term. Notwithstanding the foregoing, Tenant shall pay the entire Lease Year 1 Annual Base Rent ($180,000.00), in advance, on the Commencement Date. All Additional Rent shall be paid such that Landlord (or, such other party as is entitled to said payment(s) under this Lease) receives said payment in a timely manner, time being of the essence, and in no event later than the earlier of (i) thirty (30) days after Tenant receives notice of such obligation, or (ii) the due date provided for in this Lease.

1.5       Renewal Options.

(a)       Tenant shall have two (2) renewal options of six (6) years and five (5) years, respectively, following completion of the initial Lease Term (the “Renewal Options”), with each such tem. being hereinafter individually referred to as a “Renewal Term”.

(b)       With the exception of: (i) the amount of Base Rent payable during each Renewal Term (which shall be as set forth below); and (ii) the unavailability of any Renewal Options after the completion of the second Renewal Term, any renewal shall be on the same terms and conditions as herein contained.

(c)       Each of the Renewal Options may be exercised by giving Landlord written notice of Tenant’s election at least one hundred eighty (180) days prior to the expiration of the Lease Term or first Renewal Term (as applicable).

(d)       Base Rent for each Renewal Term (if exercised and applicable per this Lease) shall be as follows:

Lease Year	Annual Base Rent	Monthly Base Rent
1st Renewal Term
16	$280,434.13	$23,369.51
17	$288,847.16	$24,070.60
18	$297,512.57	$24,792.71
19	$306,437.95	$25,536.50
20	$315,631.09	$26,302.59
21	$325,100.02	$27,091.67
2nd Renewal Term
22	$334,853.02	$27,904.42
23	$344,898.61	$28,741.55
24	$355,245.57	$29,603.80
25	$365,902.94	$30,491.91
26	$376,880.03	$31,406.67

(e)       Upon the commencement of a Renewal Term, all references in this Lease to the Lease Term shall be deemed to include the Renewal Term.

1.6       Quiet Enjoyment. Tenant, upon paying the Rent, and any other costs, expenses and/or charges herein specified, as they become due, and upon observing Tenant’s covenants and agreements herein, shall and may peaceably and quietly have, hold, and enjoy the Leased Premises during the Lease Term, unless and until terminated as herein provided, subject to the terms of this Lease, and also subject to

(a)       any Permitted Encumbrances;

(b)       any fire, casualty, natural disaster, taking by eminent domain, action by any Governmental Authority (as defined in Footnote 1 below),1 and/or cause beyond the reasonable control of Landlord; and/or

(c)       any local, state, and/or federal rules, laws, requirements, directions, directives, orders and/or regulations, which shall include, but not be limited to, rules, laws, requirements, directions, directives, orders and/or regulations the State of Rhode Island Department of Environmental Management (“RIDEM”), the United States Environmental Protection Agency (“EPA”), or any Governmental Authority (collectively, “Laws”).

1.7       Past Due Rent. If Rent and/or any other monies payable under this Lease is not received within ten (10) days of the date the same shall be due and payable (with no notice of the same required to be made to Tenant), Tenant shall be obligated to pay, on demand and as Additional Rent, a late charge equal to Ten Percent (10%) of such unpaid amount. In addition, interest of Twelve Percent (12%) per annum shall accrue and be payable by Tenant to Landlord with respect to all unpaid amounts, including late charges, which remain unpaid more than thirty (30) days after notice of default from Landlord to Tenant.

1.8       Net Lease. This Lease shall be deemed and construed to be a “net lease,” and, except as set forth herein, Tenant shall pay absolutely net throughout the Lease Term (including any Renewal Term), the Rent and other costs, taxes, fees, payments, etc. due by Tenant hereunder in any manner whatsoever (including, but not limited to, and except as otherwise provided herein, real estate taxes, personal property taxes, utility charges, service charges, operational costs/expenses, repair costs/expenses, upkeep costs/expenses, maintenance costs/expenses, management costs/expenses, cleaning costs/expenses, costs/expenses for any minor and/or major repair(s) to and/or replacement(s) of and/or to any portion of the Leased Premises), free of any charges, assessments, imposition or deductions of any kind and without abatement, deduction or set-off; provided, further, that following a written request by Landlord for the same, Tenant shall provide Landlord written evidence that Tenant has timely satisfied said obligations. Except as set forth in this Lease, under no circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of Landlord and/or Tenant, shall Landlord be expected or required to make any payment of any kind whatsoever associated with the Leased Premises, or be under any obligation and/or liability associated with the Leased Premises and/or Tenant.

Article 2
TAXES AND ASSESSMENTS

2.1       Taxes. Tenant shall timely pay, directly to the assessing authority for the Town of Johnston, Rhode Island, as Additional Rent, all taxes assessed in any way attributable to the Leased Premises and Tenant’s property (including, without limitation, leasehold improvements, fixtures, and equipment) with respect to the Lease Term. Tenant shall provide Landlord with written proof of such payment(s) of Taxes within fourteen (14) days of such payment(s). “Taxes” shall include, without limitation: all taxes and special assessments of every kind and nature assessed and/or levied against and/or concerning the Leased Premises; real estate taxes concerning the Leased Premises and any improvement thereon; impact fees; fire district taxes; any taxes upon buildings or land levied or imposed by any Governmental Authority; any charges in addition to, in lieu of, or as a substitute or supplement for, real estate taxes, fire district taxes, or other assessments concerning the Leased Premises; installments and interest on assessments for public betterments or public improvements; all personal property taxes upon building appurtenances for the use and benefit of Tenant and/or the occupants of the Leased Premises; expenses, including but not limited to reasonable legal expenses, of any proceedings for abatement of taxes; all taxes levied or assessed against or for leasehold improvements to the Leased Premises, fixtures, lighting fixtures, merchandise, equipment, interior partitions, HVAC equipment, and/or other improvements located upon, within or at the Leased Premises; any improvement or other property situated or installed in or upon the Leased Premises, whether or not affixed to the Leased Premises; and any such tax attributable to the Leased Premises or improvements by or for the benefit of Tenant upon the Leased Premises. Taxes shall not include gains, income or other taxes payable by Landlord based on income, or any taxes due on transfer of the Leased Premises.

1 “Governmental Authority” means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitral body or other governmental authority.

2.2       Landlord’s Obligation. Landlord shall pay all Taxes attributable to periods prior to the Commencement Date.

2.3       Payment. All Taxes shall be due and payable in accordance with the maximum benefit of any law allowing real estate taxes or assessments to be paid in installments; provided, however, that regardless of the allowance of any installment or other payment schedule, all such Taxes levied for the period encompassed by the Lease Term regardless of when actually levied, shall be paid in full by Tenant as Additional Rent.

2.4       Contest. Landlord shall furnish Tenant with copies of any tax bills received on the Leased Premises promptly upon receipt thereof and in sufficient time to allow Tenant to determine whether or not to contest any increase in Taxes. If Tenant desires to contest such tax increase, Tenant shall promptly notify Landlord and Tenant shall have the right to so contest such Tax increase at Tenant’s expense. In the event Tenant elects to contest a Tax increase, Tenant shall continue to make timely payment of Taxes, and Tenant shall remain responsible for all penalties and charges, if any, resulting from such contest.

Article 3
INSURANCE AND INDEMNIFICATION

3.1       Insurance Coverage.

(a)       Tenant shall, during the Lease Term, keep in full force and effect, at Tenant’s expense, a policy or policies of insurance for: (i) commercial general liability (so-called “CGL” or its equivalent) with respect to persons and property in connection with Tenant’s use and occupation of the Leased Premises; and (ii) “all risk” property insurance (ISO “Special Form” policy) with respect to personal property, improvements, etc. at and/or concerning the Leased Premises, including, without limitation, loss by fire, with extended coverage, and by all other casualties and risks; all such insurance, in amounts, with insurance companies and on forms reasonably satisfactory to Landlord. With respect to general liability, the limits of liability shall be not less than: (i) $4,000,000 general aggregate; and (ii) $2,000,000 per occurrence. With respect to personal property damage, fire and other casualty, coverage shall be not less than full replacement cost. The limits of the general liability coverage may be increased from time to time, upon Landlord’s written request, if such increase is commercially reasonable. All such policies shall name Landlord and Landlord’s lender(s) as additional insured(s) and Tenant shall endeavor to cause the insurer to agree to a provision that the insurer will not cancel or change the insurance without first giving Landlord and Landlord’s lender(s) twenty (20) days’ prior written notice. A copy of the certificate(s) of insurance (and the underlying policies, if specifically requested by Landlord) shall be delivered to Landlord: (i) prior to the Execution Date; and (ii) upon each anniversary of the Commencement Date; and (iii) at any other time upon written request of Landlord.

(b)       Landlord shall have no obligation whatsoever to maintain any insurance concerning the Leased Premises and/or Tenant; provided, however, that if Landlord elects to maintain any insurance, Tenant’s insurance (and not Landlord’s) shall be deemed primary.

(c)       Tenant shall ensure, and obtain appropriate certificates confirming, that all contractors and subcontractors performing work at the Leased Premises (including, without limitation, the Tenant Improvements as defined herein) are duly licensed, bonded, and insured in a commercially reasonable manner for a similar project taking place in the State of Rhode Island. Such insurance shall include, without limitation, general liability, workers’ compensation, and excess coverage policies. If as a result of a violation of this provision which is not cured within reasonable time after notice from Landlord to Tenant, costs are incurred or losses are sustained by Landlord, Tenant shall indemnify, defend (with counsel of Landlord’s choosing), and hold harmless Landlord with respect to the same.

(d)       Tenant shall cause Workers Compensation insurance, in sums not less than the amounts required from time to time by applicable law, to be provided to cover all persons working in, on, and/or at the Leased Premises. If as a result of a violation of this provision which is not cured within reasonable time after notice from Landlord to Tenant, costs are incurred or losses are sustained by Landlord, Tenant shall indemnify, defend (with counsel of Landlord’s choosing), and hold harmless Landlord with respect to the same.

(e)       Prior to the Commencement Date, Tenant shall obtain a Pollution Legal Liability (PLL) policy covering environmental conditions on, at, from, or under the Leased Premises, including, without limitation, Hazardous Substances in the soil, groundwater, or soil vapor, on, at, from, or under the Leased Premises, with annual coverage of at least $5,000,000. Tenant shall maintain such PLL policy in force during the entire Lease Term and Landlord and Landlord’s Lender(s) shall be named as an additional insured(s) under said policy. A copy of the certificate(s) of insurance (and the underlying policy, if specifically requested by Landlord) shall be delivered to Landlord: (i) prior to the Commencement Date; (ii) upon each anniversary of the Commencement Date; and (iii) at any other time upon written request of Landlord.

3.2       Tenant’s Indemnification of Landlord. Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any losses, costs, damages, liens, and expenses (including, without limitation, attorneys’ fees with counsel selected by Landlord, except in the event of insurance coverage providing for such counsel, in which case Landlord shall reasonably approve the same) occasioned by, arising out of and/or relating to: (a) Tenant’s use, maintenance, control, and/or occupancy of the Leased Premises; (b) Tenant’s use, maintenance, control, and/or occupancy, whether permitted or not, of any other property owned and/or controlled by Landlord; and/or (c) any breach or default in the performance by Tenant under this Lease. Tenant agrees to defend (with counsel selected by Landlord, except in the event of insurance coverage providing for such counsel, in which case Landlord shall reasonably approve the same), indemnify, and hold harmless Landlord from and against any claim, order, decree, judgment, action, suit, cost, fine, fee, penalty or other expense or liability, and will perform all investigation, cleanup or remedial or responsive actions required under any environmental laws, regulations, rules, orders, and/or directives whatsoever arising from the handling, use, storage or disposal of any materials at, on, under or around the Leased Premises on and/or following the Execution Date. For purposes of this section, the term “Tenant” shall refer to Tenant and/or any entity or person, occupying, acting, holding, or claiming by, through, for or under Tenant, including, without limitation, Tenant’s employees, agents, contractors, servants, guests, customers, clients, representatives, invitees, and licensees, but specifically excluding Landlord and any entity or person occupying, acting, holding, or claiming by, through, for or under Landlord, including, without limitation, Landlord’s employees, agents, servants, guests, customers, clients, representatives, invitees, and licensees. The indemnification, defense, and hold harmless obligations and liabilities undertaken hereunder shall survive the expiration or earlier termination of this Lease.

3.3       Subrogation. To the extent covered by the insurance to be maintained by Tenant hereunder, Tenant hereby releases Landlord from liability for any and all loss or damage to the extent so covered, even if such loss or damage shall be brought about by the fault or negligence of Landlord or persons and/or entities claiming under Landlord or for whom Landlord may be derivatively liable.

3.4       Environmental. In furtherance of Tenant’s obligations set forth in Section 3.2 above, Tenant shall indemnify, defend (with counsel selected by Landlord, except in the event of insurance coverage providing for such counsel, in which case Landlord shall reasonably approve the same), and hold harmless Landlord and its officers, owners, shareholders, directors, members, employees and agents from any claims, judgments, damages, fines, penalties, suits, actions, costs, liabilities (including sums paid in settlement of claims) or loss (including, without limitation, property devaluation), including attorneys’ fees, consultants fees, and expert fees, arising during or after the Lease Term in any way out of, or in connection with, the presence or suspected presence of “Hazardous Materials,” which shall mean any hazardous or toxic substance, pollutant, material or waste which is or becomes regulated or as to which liability or standards of conduct may be imposed by any Governmental Authority, including, without limitation, any material or substance which is (i) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1317), (ii) defined as “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq. (42 U.S.C. §6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601), (iv) defined as a hazardous substance by the RIDEM, (v) petroleum and any petroleum by-products, and (vi) asbestos, toxic or hazardous substances in the soil, groundwater, or soil vapor on, under, and/or near the Leased Premises caused by activities or operations undertaken on, at, or under the Leased Premises by Tenant, its officers, invitees, guests, contractors, licensees, representatives, employees and/or agents. Tenant covenants and agrees that if any environmental condition arises after the Execution Date, including the presence of Hazardous Materials on, at, from, or under the Leased Premises in violation of applicable Laws, which was caused by Tenant or its officers, invitees, guests, contractors, licensees, representatives, employees or agents, Tenant promptly shall remove, clean, contain, and/or otherwise remediate any such condition in accordance with applicable Laws, and shall otherwise comply with all requirements whatsoever pertaining thereto. Tenant shall promptly provide notice to Landlord when it becomes aware of any environmental condition that arises after the Execution Date, including, without limitation, the presence of Hazardous Materials on, at, from, and/or under the Leased Premises in violation of applicable Laws. Tenant shall not be responsible or liable for any environmental conditions, including the presence of Hazardous Materials in the soil, groundwater, or soil vapor on, at, from, and/or under the Leased Premises existing prior to the Execution Date, so long as Tenant confirms such pre-existence to a reasonable degree of scientific certainty by retaining licensed professionals to perform an environmental assessment of the Leased Premises prior to the Execution Date (establishing a so-called “baseline”) and retaining professionals after the Execution Date to confirm the presence of such Hazardous Materials prior to the Execution Date. The indemnification, defense, and hold harmless obligations and liabilities undertaken hereunder shall survive the expiration or earlier termination of this Lease.

Article 4
MAINTENANCE, UTILITIES, IMPROVEMENTS AND OPERATIONS

4.1       Tenant Obligations.

(a)       Tenant shall, at Tenant’s sole cost and expense, perform any and all business operations, monitoring and reporting to Government Authorities as is legally required of Tenant, as well as maintenance and repair, necessary to keep the Leased Premises in good order and repair, in a clean and industry standard condition, in accordance with customary industry practices, and in as clean, neat and attractive a state as they were on the Execution Date or placed in thereafter by Tenant, with the exception of reasonable wear and tear, damage by casualties for which full and adequate insurance proceeds are actually received by Landlord, and in compliance with all Laws.

(b)       Tenant’s obligations with respect to the Leased Premises shall extend to include, but not be limited to, maintaining all portions of the buildings and other improvements on the Leased Premises, including but not limited to, walls, foundations, exterior components, interior components, piping, sewer, water, electrical, boiler, elevator, security, heating, air conditioning, plumbing, wiring, fire system, fire notification systems, fire protection systems, firewater protection systems and infrastructure, machinery and equipment relating to utilities (including, but not limited to, heating, electricity, water, sewer, telephone, internet, cable, alarm, and alarm monitoring and security services).

(c)       Tenant’s obligations with respect to the Leased Premises shall also extend to any and all landscaping, snow and ice treatment and removal, mowing and other gardening, and lighting of the Leased Premises. The Leased Premises shall be kept by Tenant in a reasonably neat and attractive appearance to reasonable industry standards.

(d)       Tenant’s obligations with respect to the Leased Premises shall also extend to installing, maintaining, and/or repairing all utility infrastructure located on, above or below the Leased Premises, including water, electrical, sewer, firewater, communications, fiber optic, etc.

(e)       If Tenant shall fail to proceed with reasonable diligence to satisfy its obligations under this Section, Landlord may after reasonable notice to Tenant cause such obligations to be satisfied and the cost of the same shall be payable to Landlord on demand as Additional Rent.

(f)       All damage or injury to the Leased Premises, or to any equipment, fixtures, goods, items, improvements and/or appurtenances located thereon, caused by Tenant and/or any of Tenant’s employees, agents, servants, guests, customers, clients, representatives, invitees, and/or licensees, shall be repaired by Tenant, at Tenant’s sole cost and expense. Any action, conduct and/or activity engaged in by Tenant in conjunction with Tenant’s rights and obligations under this Section shall be effectuated in a neat, safe, and industry standard condition.

(g)       Tenant shall not enter into any contract, agreement or arrangement that will result in an obligation affecting the Leased Premises that is not terminable at the expiration or termination of the Lease Term. If as a result of any such contract, agreement or arrangement, costs are incurred or losses are sustained by Landlord in connection therewith, Tenant shall indemnify, defend (with counsel of Landlord’s choosing), and hold harmless Landlord with respect to the same.

4.2       Obligations of Landlord. Landlord shall have no obligation to provide any work, utilities, services or equipment, or any other objects, items, benefits or goods, pursuant to this Lease and/or for the benefit of Tenant’s use and/or enjoyment of the Leased Premises.

4.3       Utilities.

(a)       Tenant shall pay for all utilities associated with Tenant’s use and occupancy of the Leased Premises, including, but not limited to, heating, electricity, water, sewer, telephone, Internet, cable, alarm, and alarm monitoring and security services. Tenant shall make such payment directly to the utility provider(s) and indemnify, defend (with counsel of Landlord’s choosing), and hold harmless Landlord concerning the same.

(b)       If at any time during the Lease Term (including any Renewal Term), the State of Rhode Island Department of Transportation or any other Governmental Authority requires the performance of any construction, repair, or maintenance of any property outside the Leased Premises (e.g., installation and maintenance of any traffic control system) due to Tenant’s use and/or control of the Leased Premises, Tenant (and not Landlord) shall perform such construction, repair or maintenance, or fund the same. In the event Tenant does not perform the same, and fails to commence and thereafter diligently perform the same following notice from Landlord to Tenant that Landlord will perform the same at Tenant’s expense if Tenant fails to do so, Landlord shall have the right (but not the obligation) to perform the same whereupon Tenant shall indemnify, defend (with counsel of Landlord’s choosing), and hold harmless Landlord.

4.4       Tenant’s Improvements.

(a)       Tenant is accepting the Leased Premises in an as-is condition and any improvements thereto shall be made by Tenant at Tenant’s expense (and in no event at Landlord’s expense).

(b)       “Tenant Improvements” are those improvements, modifications, and/or alterations to the Leased Premises to be performed by or for Tenant. Tenant shall submit to Landlord a complete set of professionally prepared plans and specifications prior to commencement of Tenant Improvements construction, which plans and specifications shall be consistent with the program previously discussed by the parties. Tenant shall use reasonable efforts to cause the improvements shown thereon to be completed within one (1) year of commencement of construction, subject to force majeure. It is understood that Tenant must construct a building(s) capable of permitting Tenant to engage in the Permitted Use, and that such improvements are generally approved in advance by Landlord as reasonably necessary to operate the Leased Premises for the Permitted Use. Tenant shall provide Landlord with as-built plans prepared by an architect or engineer, accurately depicting the Tenant Improvements, within ninety (90) days of Tenant’s completion of the Tenant Improvements. Landlord shall reasonably cooperate with Tenant concerning Tenant’s acquisition of permits, licenses, and/or authorizations, including signing applications for the same as owner of the Leased Premises, so long as such requested cooperation (i) is in furtherance of permits, licenses, and/or authorizations entirely consistent with the terms and conditions of this Lease, and (ii) does not require Landlord’s expenditure of any monies.

(c)       Tenant shall cause the Tenant Improvements to be done in a good and workmanlike manner in compliance with all Laws, including without limitation, building codes and the requirements of the appropriate Board of Fire Underwriters. The Tenant Improvements shall be promptly commenced at the earliest practicable date; shall not affect the soundness of the Leased Premises or any improvement thereon; and shall be diligently prosecuted to completion. In the event any Tenant Improvements do not materially conform to the requirements of this Lease, Landlord may, after reasonable prior notice to Tenant from Landlord, remove and replace any such Tenant Improvements which do not so conform, at Tenant’s expense, as Additional Rent.

(d)       Tenant shall promptly pay for all Tenant Improvements, keeping the Leased Premises free from any lien or encumbrance (including, without limitation, any mechanic’s liens, Notice of Intention, or other documents recorded under R.I.G.L. § 34-28-1, et seq.), hereby covenanting and agreeing to indemnify, defend (with counsel of Landlord’s choosing), and hold harmless Landlord from and against any loss, cost, claim, suit, or damage with respect thereto (including, without limitation, attorney’s fees). Tenant agrees to discharge within seven (7) days of Tenant’s receipt of notice of the same, by surety bond if necessary, any liens or encumbrances (including, without limitation, any mechanic’s liens or Notices of Intention) placed upon the Leased Premises. Landlord may, but need not, require Tenant to obtain, at reasonable intervals determined by Landlord in order to avoid the imposition of liens and encumbrances, signed lien waivers from all contractors, subcontractors, and other providers of services and/or materials associated with Tenant Improvements at the Leased Premises. Tenant shall maintain at all times an updated list (with all identifying information, including the nature and scope of the work and/or materials provided) of all contractors, subcontractors, and other providers of services and materials associated with Tenant Improvements at the Leased Premises (the “Contractor/Supplier List”), and Tenant shall promptly provide the most updated Contractor/Supplier List to Landlord upon Landlord’s request for the same. Tenant shall require Tenant’s general contractor and/or construction manager to promptly provide Tenant with the underlying information for the Contractor/Supplier List, including any changes thereto. The aforesaid shall not constitute Landlord’s consent in writing to subject Landlord’s interest in the Leased Premises to a lien(s) in accordance with R.I.G.L. § 34-28-1, et seq.

(e)       In the event that the Leased Premises are not ready for Tenant’s business use on or before the Commencement Date, for any reason whatsoever, this Lease shall nevertheless continue in full force and effect and Tenant shall not have any claim against Landlord and Landlord shall have no liability to Tenant by reason thereof. If Tenant shall enter into possession of all or any part of the Leased Premises prior to the Commencement Date, all of the covenants and conditions of this Lease except the obligation to pay Rent (which shall commence on the Commencement Date) shall be binding upon the Parties in respect to such possession the same day as if the first day of the Lease Term had been fixed as of the date when Tenant entered into such possession (but such earlier tenancy shall not change the termination date of the Lease Term).

(f)       Any buildings, additions, infrastructure, installations, improvements, fixtures, and/or alterations placed upon and/or attached to the Leased Premises (or attached to the buildings, additions, infrastructure, installations, improvements, fixtures, and/or alterations thereon) (“Improvements”) shall become part of the Leased Premises, but shall be Tenant’s property during the Lease Tenn. At the expiration or earlier termination of this Lease, such Improvements shall remain on the Leased Premises, or shall be removed by Tenant at Tenant’s expense, as Landlord elects in Landlord’s sole discretion as hereinafter provided. In the event Landlord elects to cause Tenant to remove any Improvements, it shall do so by notice to Tenant prior to the expiration of this Lease, whereupon Tenant shall remove the same and shall restore any resulting damage to the Leased Premises or Improvements not to be removed, at Tenant’s expense, all within three (3) months of such expiration, during which time Tenant shall have an exclusive license to occupy the Leased Premises for such purpose, subject to Tenant’s obligations under this Lease except with respect to the payment of Rent. Also at the expiration or termination of this Lease, Tenant shall fully remove its unattached equipment, goods, and effects (including trade fixtures, signs, furniture, etc.).

4.5       Removal Upon Termination; Surrender of Leased Premises. At the expiration or earlier termination of this Lease (time being of the essence), Tenant shall remove all of Tenant’s personal property, equipment, supplies, furniture, goods and effects, and peaceably yield up the Leased Premises in good order, repair and condition, broom clean, excepting reasonable wear and tear, damage by casualty or taking by eminent domain (if applicable) and other damage covered by insurance proceeds actually received by Landlord. In the event Tenant fails to satisfy its obligations as set forth in this Section, Tenant shall be obligated to indemnify, defend (with counsel of Landlord’s choosing), and hold harmless Landlord with respect to any and all expenses, costs, and/or other damages sustained by Landlord as a result of Tenant’s failure to comply with the aforesaid, and Tenant hereby authorizes Landlord to: (1) store such property in any public warehouse or elsewhere in the name, and at the risk and expense, of Tenant; (2) sell any or all such property at public or private sale; (3) take possession, control and ownership of such property, and/or (4) destroy such property, as applicable and in Landlord’s sole discretion.

4.6       Compliance with Law. In connection with Tenant’s use, occupancy, improvement, and/or enjoyment of the Leased Premises, Tenant shall strictly observe, comply with, and bear all expenses relating to, all Laws.

4.7       Access by Landlord. Tenant shall allow Landlord, Landlord’s agents, servants, contractors, and representatives, to enter upon and have access to the Leased Premises at all reasonable times and upon reasonable notice (except in the case of emergency, in which case no such notice shall be necessary), in conjunction with (i) Landlord’s rights and/or obligations under this Lease; (ii) inspecting and viewing the Leased Premises; (iii) ensuring compliance with this Lease; (iv) showing the Leased Premises to prospective purchasers; (v) showing the Leased Premises to current or prospective mortgagees; and/or (vi) exercising any rights provided for in any Permitted Encumbrances. Landlord may not unreasonably interfere with Tenant’s business and shall keep confidential all information it shall gain from such entry.

4.8       Signs. Tenant shall have the right, at its sole cost and expense, to place on or at the Leased Premises such signs as Tenant deems necessary and proper in the conduct of Tenant’s business, provided, however, that such signs shall comply with Laws.

4.9       Use of Leased Premises. During the Lease Term, and any holdover period, Tenant shall use the Leased Premises only for the purpose set forth on the attached Lease Data Exhibit, and subject to any Permitted Encumbrances (the “Permitted Use”). Further, Tenant shall not use the Leased Premises in a manner that will: (i) violate any certificate(s) of occupancy affecting any of the buildings or other improvements on the Leased Premises; (ii) make void or voidable any insurance then in force; (iii) cause or be likely to cause structural damage to the Leased Premises and/or Improvements placed thereon; (iv) constitute a public or private nuisance; (v) materially adversely affect the value of the Leased Premises; (vi) violate any Laws; and/or (vii) cause any waste (other than reasonable wear and tear), damages, or injury to the Leased Premises or any other property or person.

Article 5
CONDEMNATION AND DESTRUCTION

5.1       Condemnation. In the event that the entire Leased Premises (or such portion thereof as would reasonably prevent Tenant from or make it uneconomic for Tenant reasonably to continue operating Tenant’s business) is taken or condemned by any Governmental Authority for any public or quasi-public use or purpose, or are sold as a result of an impending taking or condemnation (a “Taking”), this Lease may be terminated by Tenant as of the date of the Taking. If Tenant reasonably determines that it is economically feasible to continue to operate in the balance of the Leased Premises following any Taking, Landlord (after such Taking and the determination of Landlord’s award therein) shall expend so much as may be necessary of the net amount of Landlord’s award (and in no event more than such award) in effecting any restoration necessary to restore the balance of the Leased Premises and the Lease shall continue and Tenant shall pay Rent on a pro rata basis, based upon the extent to which Tenant is able to operate at the Leased Premises after such restoration. In any event of a Taking that affects the Leased Premises or Tenant’s ability to utilize the Leased Premises at a reasonably acceptable level of profit and reasonably conduct its business in the ordinary course, Tenant shall be entitled to receive a pro rata reduction of Rent during the period of restoration. All compensation awarded and paid for any Taking as to which this Lease shall not terminate shall solely belong to and be the property of Landlord irrespective of the basis upon which it is awarded, Tenant hereby specifically assigning to Landlord any such award or compensation for the value of Tenant’s leasehold estate and/or other rights; but if this Lease is terminated as a result of any such Taking Landlord and Tenant shall be entitled to make their respective claims against the condemning authority.

5.2          Destruction. If, during the Lease Term, the whole or any part of the Leased Premises (land and/or Improvements placed thereon) is destroyed by casualty so as to render any part or the whole of the same untenantable and/or unfit for occupancy, this Lease shall not terminate and there shall be no abatement, adjustment, proration and/or modification of the Rent; provided, however, that any insurance proceeds arising in connection with such destruction shall be payable to Tenant and the portions of such destroyed property shall be rebuilt by Tenant, at Tenant’s sole cost and expense. In no event shall Landlord be required to use any of its own funds for any rebuilding, restoration, and/or replacement due to casualty, it being the intent that Tenant shall solely be responsible for the same. Notwithstanding the foregoing, Tenant may terminate this Lease if there shall occur a casualty during the last two (2) years of the Lease Term if the time required to restore shall exceed one quarter of the then balance of the Lease Term. Any insurance proceeds arising in connection with such destruction followed by termination shall be payable to Landlord; provided, however, that in the event Landlord elects under Section 4.4(f) to direct Tenant to remove any Improvements in connection with Tenant’s termination election, Tenant shall be entitled to that portion of the insurance proceeds necessary for Tenant to comply with such removal obligations.

Article 6
OPTION TO OFFER TO PURCHASE

6.1          Option to Offer to Purchase. So long as this Lease is in effect, Tenant shall enjoy the option from time to time to offer to purchase the Leased Premises, subject to the following terms and conditions:

(a)          Tenant shall provide notice to Landlord of Tenant’s election to exercise Tenant’s option to offer to purchase (“Tenant’s Option Notice”) at least one hundred eighty (180) days (but in no event more than one year) prior to the proposed closing date contained in Tenant’s Purchase Notice;

(b)          Tenant’s Purchase Notice shall include Tenant’s proposed purchase price, deposit amount, closing date, and any other terms and conditions associated with Tenant’s proposed purchase of the Leased Premises;

(c)           For no more than thirty (30) days following the delivery of Tenant’s Option Notice to Landlord (the “Negotiation Period”), the Parties shall negotiate and attempt to agree upon (in their respective sole discretion) the purchase price, deposit amount, closing date, and the other terms and conditions of the proposed purchase and sale (the “Terms”);

(d)          If the Parties are unable to agree upon the Terms prior to the expiration of the Negotiation Period (in their respective sole discretion), Tenant’s Option Notice shall be deemed terminated, null and void, and of no force or effect;

(e)          In the event the Terms are agreed upon (in the Parties’ respective sole discretion), in no event shall any brokerage, finder, or other fee be due and payable by Landlord concerning the Parties’ purchase and sale of the Leased Premises;

(f)          Tenant may not submit to Landlord more than one Tenant’s Option Notice in any two (2) year period; and

(g)         This Article does not afford Tenant, nor shall it be construed as granting to Tenant, any right of first refusal or similar right in the Leased Premises.

Article 7
REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1	Landlord’s Representations and Warranties. The representations and warranties set forth below are true and correct as of the Execution Date:

(i)	Title. Landlord has good and marketable title to the Leased Premises, subject to the Permitted Encumbrances.

(ii)	No Bankruptcy. There are no bankruptcy, reorganization or insolvency proceedings pending, being contemplated by or, to the best knowledge of Landlord, threatened against Landlord.

(iii)	Leases, Easements and Licenses. With the exception of the Permitted Encumbrances, Landlord has not entered into any leases, easements, licenses or other occupancy agreements affecting any portion of the Leased Premises with any person other than Tenant.

(iv)	Disclaimer. WITH REGARD TO THE LEASED PREMISES, LANDLORD SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Tenant acknowledges and agrees that it has had full, open, and unobstructed access to all of the Leased Premises and it is relying only on its own inspections and evaluations, and is not relying on any representation of Landlord or Landlord’s agents, representatives, and/or professionals, in entering into this Lease. Landlord is leasing the Leased Premises “as is/where is and with all faults” and subject to all Permitted Encumbrances.

(v)	Organization, Existence and Authority. Landlord is a duly organized and validly existing Rhode Island corporation in good standing under the laws of the State of Rhode Island. Landlord has all requisite power and authority to carry on its business as now conducted, to lease the Leased Premises, and to enter into and carry out its obligations under this Lease.

(vi)	Execution, Delivery and Enforceability. The execution and delivery of this Lease and the consummation of the transactions contemplated hereby have been duly authorized by Landlord.

7.2          Tenant’s Representations and Warranties. The representations and warranties set forth below are true and correct as of the Execution Date:

(i)	No Consents. Tenant has no knowledge of any consent or approval of, registration, filing with or notice to any Governmental Authority that is required to be obtained or made by Tenant in connection with Tenant’s execution, delivery and performance of this Lease, which, if not obtained or made, will result in a material adverse effect.

(ii)	Organization, Existence and Authority. Tenant is a duly organized and validly existing Rhode Island limited liability company in good standing under the laws of the State of Rhode Island. Tenant has all requisite power and authority to carry on its business as now conducted, to lease the Leased Premises, and to enter into and carry out its obligations under this Lease.

(iii)	Execution, Delivery and Enforceability. The execution and delivery of this Lease and the consummation of the transactions contemplated hereby have been duly authorized by Tenant.

(iv)	Financial Resources. Tenant represents and warrants to Landlord that Tenant has the necessary funds to fully and timely comply with all of Tenant’s obligations under this Lease, or has firm commitments from reliable funding sources to obtain the monies necessary to fully and timely comply with all of Tenant’s obligations under this Lease.

Article 8
DEFAULT AND TERMINATION

8.1          Default. Tenant shall be in default of this Lease upon the happening of any one or more of the following:

(i)	If Tenant shall neglect or fail to pay Rent, or any other monetary amount due hereunder, and such neglect or failure shall (a) continue for more than ten (10) days after written notice from Landlord to Tenant or (b) have occurred four (4) times or more within any twelve (12) month period (so long as notice of such neglect or failure shall have been provided by Landlord to Tenant with respect to each such occurrence);

(ii)	If Tenant shall neglect or fail to perform or observe any term, covenant or condition by Tenant to be performed or observed hereunder with respect to any term, covenant, or condition other than the covenant to pay Rent and/or any other covenant calling for the payment of money by Tenant, and such neglect or failure shall continue for more than twenty (20) days after written notice to Tenant; provided, however, that if more than twenty (20) days is reasonably required to remedy such neglect or failure, Tenant shall not be in default if it commences such remedy promptly and diligently pursues to completion;

(iii)	If Tenant shall abandon the Leased Premises;

(iv)	If the leasehold hereby created shall be taken on execution, or by other process of law, against Tenant;

(v)	If any assignment shall be made of Tenant’s or Guarantor’s (during the term of the Guaranty) property for the benefit of creditors;

(vi)	If a receiver, trustee in bankruptcy, or similar officer or custodian shall be appointed to take charge of all or any part of Tenant’s or Guarantor’s (during the term of the Guaranty) property by a court of competent jurisdiction, and such appointment shall remain in effect twenty (20) days following the date of such appointment;

(vii)	If Tenant or Guarantor (during the term of the Guaranty) is insolvent;

(viii)	If a petition is filed by Tenant or Guarantor (during the term of the Guaranty) under any bankruptcy, receivership, or other insolvency law;

(ix)	If a petition is filed against Tenant or Guarantor (during the term of the Guaranty) under any bankruptcy, receivership, or other insolvency law and the same shall not be dismissed within twenty (20) days from the date upon which it is filed;

(x)	If any liquidation or dissolution or other termination of Tenant’s or Guarantor’s (during the term of the Guaranty) existence shall result in a termination of the obligations hereunder to pay Rent and otherwise observe Tenant’s or Guarantor’s (during the term of the Guaranty) obligations hereunder; and/or

(xi)	Tenant’s power purchase agreement (including any amendments thereto to subsequent power purchase agreements) shall have been finally expired and/or terminated, with Tenant having no remaining right of cure, appeal or alternative lawful arrangement for the offtake of energy generated pursuant to the Permitted Use, for a period of not less than thirty (30) days.

In the event Tenant shall neglect or fail to perform or observe any term, covenant or condition by Tenant to be performed or observed hereunder and as a result thereof there is imminent threat to health, safety, people and/or property, and/or an “emergency”, then Landlord may, but only following reasonable prior notice to Tenant from Landlord, perform and/or observe said term, covenant or condition (with no liability therefore to, or obligation upon, Landlord) prior to the expiration of any waiting and/or cure period as is reasonably necessary to protect the Leased Premises, any other land owned by Landlord in the vicinity of the Leased Premises and/or to prevent injury or damage likely to result to persons or property, and should Landlord expend funds in conjunction therewith, Tenant shall reimburse Landlord, on demand, as Additional Rent, time being of the essence.

8.2          Landlord’s Remedies. In the event Tenant defaults, and does not cure the default within the applicable cure period (if applicable), Landlord shall then and at any time thereafter be entitled to immediate possession of the Leased Premises, to all arrearages in Rent, to terminate this Lease, and/or to exercise any remedy legally available to Landlord to enforce its rights by reason of Tenant’s default. Without limiting the foregoing and in supplement to and not replacement of any other obligation of Tenant relevant to termination of this Lease, Tenant shall at Landlord’s option (i) vacate the Leased Premises, and/or (ii) remove Tenant’s property from the Leased Premises. Notwithstanding termination of the Lease and surrender of the Leased Premises to Landlord, Landlord shall immediately be entitled to recover from Tenant, and Tenant shall forthwith pay to Landlord as compensation, in addition to any other payment obligations of Tenant under this Lease, all unpaid Rent or other payments called for hereunder accrued to such date, as well as all sums Tenant was otherwise obligated to pay to Landlord for the remainder of the Lease Term (including, but not limited to, the balance of the Rent, which shall be deemed accelerated) less the fair market value of the Leased Premises for the balance of the Lease Term. In addition to the amounts to be paid by Tenant under the preceding sentence and otherwise under this Lease, Tenant shall pay to Landlord, as compensation, all of Landlord’s expenses in connection with the reletting of the Leased Premises, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Leased Premises for such reletting (but pro-rated to the extent of any reletting for periods beyond the Lease Term), it being agreed by Tenant that Landlord may: (a) relet the Leased Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to, less than, or exceed the period which would otherwise have constituted the balance of the Lease Term and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same; and (b) make such alterations, repairs and decorations in at, on and/or to the Leased Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid, including with respect to mitigation.

8.3          No Waiver. No consent or waiver, express or implied, by a Party, to or of any breach of any term, covenant or condition hereunder shall be construed as a consent or waiver to or of said breach and/or any other breach of the same or any other term, covenant or condition, unless said consent or waiver is set forth in a duly authorized writing executed by the Party alleged to have provided said consent and/or waiver. Acceptance by Landlord of any Rent or other payment shall not constitute a consent or waiver by Landlord to or of any breach of any term, covenant or condition hereunder.

8.4          Attorneys’ Fees, Costs and Expenses. The prevailing Party in any dispute between the Parties shall recover from the non-prevailing Party the full amount of any and all reasonable attorneys’ fees, expert fees, costs, and expenses incurred by the prevailing Party in enforcing and/or defending its rights and remedies hereunder (including reasonable pre-suit and post judgment collection expenses and fees). Tenant shall also reimburse Landlord, as Additional Rent, which shall be due and payable within ten (10) days of demand by Landlord to Tenant, for all reasonable and actual losses, costs, damages, and/or expenses (including reasonable attorneys’ fees) incurred by Landlord in connection with a default by Tenant under this Lease that is not timely cured in accordance with this Lease; provided, however, that the exercise of cure rights by a Leasehold Mortgagee pursuant to Section 11 of this Lease shall be deemed a timely cure for the purposes of Tenant’s obligations under this sentence only if such Leasehold Mortgagee’s cure shall have occurred within (and not beyond) the same period afforded Tenant to cure such default under this Lease.

8.5          Rights Cumulative. Each right and remedy of Landlord provided for in this Lease or otherwise existing at law or in equity shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease, or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude or waive the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease, if any, or now or hereafter existing at law or in equity or by statute or otherwise, but neither party shall be liable to the other for any indirect, punitive or consequential damages (including loss of business) regardless of cause. The provisions of Sections 8.1 and 8.2 above shall be subject to the provisions of Article 11.

Article 9
LANDLORD’S MORTGAGES

9.1          SNDA. Subject to the terms and conditions contained herein, including, without limitation, Tenant’s non-disturbance rights under this Section, this Lease shall become subject to and subordinate to all mortgages, and to all advances made thereunder, the interest thereon, and all renewals, modifications, consolidations, replacements and extensions thereof if (a) the mortgagee named in said mortgage shall execute and deliver a customary Subordination, Non-Disturbance and Attornment Agreement recognizing Tenant’s and any Leasehold Mortgagee’s rights hereunder (the “SNDA”), and (b) the mortgagee named in said mortgage shall elect by written notice delivered to Tenant to subject and subordinate the rights and interest of Tenant and any Leasehold Mortgagee under this Lease to the lien of its mortgage. Alternatively, any mortgagee may elect to give the rights and interest of Tenant and any Leasehold Mortgagee under this Lease priority over the lien of its mortgage. In the event of either of such election, and upon notification by such mortgagee to Tenant to that effect, the rights and interests of Tenant under this Lease shall be deemed to be subordinate to or to have priority over, as the case may be, the lien of said mortgage(s) whether this Lease is dated prior to or subsequent to the date of said mortgage(s). This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee; provided, however, that in confirmation of such subordination, non-disturbance, and attornment rights and obligations, the mortgagee and Landlord shall execute and deliver to Tenant, and Tenant shall countersign and deliver to Landlord within fifteen (15) days of delivery to Tenant, an SNDA in the case of any subordination. The subordination of this Lease (self-operative or otherwise) pursuant to this Section is dependent upon Tenant’s receipt of a non-disturbance agreement as set forth in the SNDA. In the event Tenant fails to execute the SNDA within fifteen (15) days after demand in writing, Landlord shall deliver to Tenant a second notice to Tenant of Tenant’s obligation to so execute the SNDA, whereupon, if Tenant fails to execute or alternatively confirm in writing within ten (10) days of such final notice Landlord’s appointment as Tenant’s attorney-in-fact in its name, place and stead to execute the SNDA, Tenant hereby agrees to constitute and appoint Landlord as Tenant’s attorney-in-fact duly authorized to execute, deliver, and record the SNDA for and on behalf of Tenant and the execution of the SNDA by Landlord, on behalf of Tenant, after said fifteen (15) day and ten (10) day periods shall be conclusive evidence that Landlord has obtained for Tenant’s behalf a non-disturbance agreement as set forth in the SNDA in conformance with the provisions of this Section.

9.2          Notice. After receiving written notice from any person, firm or other entity that it holds or has acquired a mortgage which includes as part of the mortgaged property the Leased Premises, and containing the address of such holder and which notice is countersigned by Landlord, Tenant shall, so long as such mortgage is outstanding, be required to give such holder of the same notices as may be given to Landlord under the terms of this Lease, but such notice may be given by Tenant to Landlord and such holder concurrently.

9.3          Assignment. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the Rents payable hereunder, conditional in nature or otherwise, Tenant consents thereto and agrees that the execution thereof by Landlord and the acceptance thereof by the holder or the exercise by such holder of its rights under such assignment shall never be deemed an assumption by such holder of any of the obligations of Landlord hereunder, unless such holder shall, by written notice to Tenant, specifically otherwise elect or such holder takes action to specifically assume the obligations of Landlord.

Article 10
MISCELLANEOUS

10.1        Assignment and Subletting. Tenant shall not assign, transfer, mortgage, pledge and/or otherwise encumber this Lease or the Leased Premises, nor shall Tenant sublet, underlet, or underlease the Leased Premises or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except that Tenant may without Landlord’s consent assign this Lease to any entity controlled by, controlling or under common control with Tenant, so long as it gives prompt notice to Landlord. If Landlord shall grant Landlord’s consent, the same shall not be an ongoing and/or future waiver of this covenant and condition, except as to the particular act to which said consent related. Notwithstanding any permitted assignment, Tenant shall not be relieved of any obligation hereunder, but shall remain primarily liable for the payment of the Rent herein reserved and for the performance of all the other terms and obligations of this Lease required to be performed by Tenant. This Section 10.1 shall not apply to any grant by Tenant of a Leasehold Mortgage or any acquisition of Tenant’s interest under this Lease by or through such Leasehold Mortgage, and the provisions of Article 12 shall control in the case of any inconsistency.

10.2        Notices. All notices, requests, demands and other communications under this Lease shall be in writing and shall be delivered by both (a) first class mail or electronic mail and (b) hand delivery or certified mail or overnight delivery, by a service providing evidence of receipt, and properly addressed as follows:

If to Landlord: []

If to Tenant: []

10.3        Recording Notice. The Parties agree that this Lease shall not be recorded, but Landlord and Tenant hereby agree, upon request of either Party, to enter into a memorandum of lease in recordable form, setting forth the actual date of commencement and the actual date of termination of this Lease and such other provisions, except rental provisions, with respect to this Lease as will put on notice any third party of the existence of this Lease. Such notice shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease. Upon the expiration or termination of this Lease, Tenant shall execute and deliver to Landlord, upon the request of Landlord, an instrument in recordable form, reasonably satisfactory to Landlord, certifying that this Lease has expired or terminated, or alternatively Tenant may constitute and appoint Landlord its attorney-in-fact for such purpose. In the event Tenant fails to execute such instrument within fifteen (15) business days after demand in writing, or fails to alternatively constitute and appoint Landlord as its attorney-in-fact, in its name, place and stead so to do within said period of fifteen (15) days, Tenant shall be deemed in Default of this Lease, and Landlord may alone execute and record in the Town of Johnston Land Evidence Records an affidavit stating that this Lease has been cancelled, terminated or expired.

10.4        Parties and Definitions. The terms “Landlord” and “Tenant” wherever used in this Lease shall include the successors and assigns of said parties (subject to the assignment provisions hereof), and all of the covenants, terms and conditions herein contained shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and said assigns of the parties in the same manner as if they were expressly mentioned (except as otherwise expressly provided herein). The term “Landlord” as used in this Lease means only the owner for the time being of the Leased Premises so that in the event of any sale of the Leased Premises, Landlord shall be and it hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, it being understood and that the purchaser has assumed and agreed to carry out any and all obligations of Landlord hereunder. Each term and provision of this Lease to be performed by Tenant shall be construed to be joint and several and both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to an assignment by Tenant or to vary the provisions of this Lease.

10.5        Holding Over. If Tenant shall hold possession of any portion of the Leased Premises beyond the Expiration Date, in the absence of a written agreement to the contrary, Tenant shall be deemed a tenant from month to month; provided, however, that the Rent to be paid by Tenant shall be equal to 200% of the Rent. For purposes of calculating the holdover rent, the Rent (which shall be doubled during the holdover period) shall be the Rent for the month immediately prior to the Expiration Date. Nothing herein shall preclude Landlord from the exercise of any right of re-entry or other remedy under this Lease or under law, including Landlord’s right to recover attorneys’ fees and costs in enforcing Landlord’s rights and remedies. Any acceptance by Landlord of any monthly payment, Rent or other payment during any such period of continued occupancy shall not constitute a consent or waiver by Landlord to or of any breach of any term, covenant or condition hereunder, nor shall it operate as a consent to, or waiver with respect to, any continued occupancy by Tenant.

10.6        Brokers. Tenant warrants and represents that Tenant has dealt with no broker, agent, or finder in connection with this Lease other than Jeff Finan of Hayes & Sherry, and in the event of any brokerage, finder, or similar claims against Landlord predicated upon dealings with Tenant, Tenant agrees to hold harmless, defend, and indemnify Landlord against any such claim, including, without limitation, payment of Landlord’s legal fees with counsel of Landlord’s choosing. Landlord warrants and represents that Landlord has dealt with no broker, agent, or finder in connection with this Lease other than Jeff Finan of Hayes & Sherry, and in the event of any brokerage, finder, or similar claims against Tenant predicated upon dealings with Landlord, Landlord agrees to hold harmless, defend, and indemnify Tenant against any such claim, including, without limitation, payment of Tenant’s legal fees with counsel of Tenant’s choosing. Landlord shall have no obligation whatsoever to pay any brokerage, finder, or other fee with respect to the sale of the Leased Premises.

10.7        Landlord’s Liability. Tenant specifically agrees to look solely to Landlord’s equity interest in the Leased Premises for recovery of any judgment against Landlord and no other asset shall be subject to legal action, equitable action, judgment, levy, execution or other procedures for the satisfaction of any obligation owed to Tenant and/or any of Tenant’s remedies, any rights associated therewith, with any right to pursue the same being hereby waived by Tenant to the fullest extent permitted by law; it being specifically agreed that the officers, members, managers, employees, shareholders, owners, servants, agents and/or representatives of Landlord (original and successor) and any affiliated entities, companies and/or corporations of Landlord shall never be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant.

10.8        Entire Lease; No Waiver. This Lease contains the entire agreement between Landlord and Tenant with respect to the matters set forth herein, and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the Execution Date, written or oral, including that August 2013 Letter of Intent between the Parties. The Parties hereto acknowledge that they have read the terms of this Lease and hereby agree that no statement, agreement, or understanding, oral or written, pertaining to the matters set forth herein and not contained herein, will be recognized or enforced. This Lease can be amended by, and only by, a writing signed by Landlord and Tenant. No waiver and no modification or amendment of any provision of this Lease is effective unless made in writing and duly signed by Landlord and Tenant.

10.9        Counterparts and Copies. This Lease may be executed by the Parties to this Lease in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Lease each signed by fewer than all, but together signed by all of the Parties. Copies of this Lease, including any copy with a facsimile or .pdf signature, shall have the same force and effect as an original and each of the Parties waives any right to assert at any time that a copy fails to comply with the “best evidence” rule of any applicable Rules of Evidence or any equivalent rule or law of evidence of any state or jurisdiction.

10.10      Intentionally deleted.

10.11      Governing Law; Jurisdiction. This Lease shall in all aspects be governed by and construed in accordance with the internal laws of the State of Rhode Island without giving effect to any choice or conflict of law provision or rule (whether of the State of Rhode Island or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Rhode Island, and the obligations, rights and remedies of the Parties shall be determined in accordance with such laws. The Parties agree that any litigation one or more Parties commences, maintains and/or is engaged in against any other Party and/or Parties (whether pursuant to this Lease or otherwise) shall be brought exclusively in the courts of the State of Rhode Island, and the federal courts of the United States of America sitting in the State of Rhode Island, with any right to bring, commence, engage and/or maintain litigation in any other courts being hereby waived to the fullest extent permitted by law. Each Party hereby irrevocably submits generally and unconditionally for themselves and with respect to any and all property that is the subject matter hereof, to the jurisdiction of any state court in the State of Rhode Island or any United States federal court sitting in the State of Rhode Island. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that either Party may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Each Party hereby irrevocably waives, to the fullest extent permitted by-law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Lease or any instrument or document delivered in connection herewith, or the validity, interpretation or enforcement thereof.

10.12      Severability. Any provision of this Lease which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Lease in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent of such invalidity or unenforceability, this Lease shall be reformed and construed as if such provision or part of a provision that would be invalid or unenforceable had never been part of this Lease, it being the Parties’ intention that such provision shall be reformed to the fullest extent permitted to be made valid and enforceable under applicable law.

10.13      Construction; Headings. Each Party acknowledges that such Party has been represented by legal counsel of such Party’s choice in the negotiation and preparation of this Lease, or has had the full and fair opportunity to retain such counsel. Each Party agrees that Brian LaPlante, Esq. and the law office of LaPlante Sowa Goldman solely represents Landlord concerning this Lease. Each Party has read and reviewed this Lease, in consultation with its own legal counsel, and is aware not only of its content but also of its legal effect and consequences. Since the Lease is a joint effort of the Parties and their respective counsel, it should and shall be construed with fairness as between the Parties, and it should not and shall not be more strictly construed in favor of or against any particular Party. The captions of the various articles and sections of this Lease have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict, or in any way affect the construction or interpretation of any of the provisions of this Lease.

10.14      No Third Party Beneficiaries. Unless otherwise expressly set forth in this Lease (including as provided in Articles 9, 10 and 11), nothing in this Lease is intended to confer any rights or remedies under or by reason of this Lease on any person and/or entity other than Landlord and Tenant and their respective permitted successors and assigns, nor is anything in this Lease intended to relieve or discharge the obligation or liability of any third person and/or entity to Tenant and/or Landlord (as applicable), nor give any third person and/or entity any right of subrogation or action against Tenant and/or Landlord (as applicable).

10.15      No Joint Venture. Nothing in this Lease creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship between Landlord and Tenant, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to Landlord and/or Tenant. Except as otherwise expressly provided herein, neither Landlord nor Tenant is or shall act as or be the agent or representative of the other.

10.16      Non-Reliance. Landlord and Tenant acknowledge that (i) any analyses, assessments and conclusions expressed in any information provided by Landlord to Tenant does not necessarily reflect the final assessment or conclusions of Landlord; (ii) except as expressly set forth herein, Landlord makes no representations or warranties, express or implied, and accepts no responsibility for the accuracy of any facts contained in any information provided by Landlord to Tenant, the assumptions or analysis used, the assessment obtained, nor the methods employed in association therewith; (iii) Landlord’s payment for and/or possession and/or acceptance of the information provided by Landlord to Tenant does not imply an endorsement of any of the information provided by Landlord to Tenant; (iv) the information provided by Landlord to Tenant was given to Tenant for informational purposes only and Tenant will not rely on said information and/or any of the information, conclusions or recommendations therein; and (v) Tenant hereby waives any and all claims for misrepresentation that Tenant may now have or hereafter have against Landlord associated with the information provided by Landlord to Tenant in connection with this Lease.

10.17      No Knowledge of Landlord’s Breach. Tenant has no knowledge of any breach by Landlord of any representation or warranty of Landlord, or of any other condition or circumstance, which would excuse Tenant from its timely performance of its obligations hereunder.

10.18      Inability to Perform. The obligations of Tenant to pay Base Rent, Additional Rent and any other sums, amounts and charges hereunder shall in no way be affected, impaired or excused because of strike or labor troubles, governmental preemption in connection with a national emergency or by reason of any rule, order, notice of violation (whether present or future) or regulation of any governmental agency or any department or subdivision thereof or by reason of the conditions of supply and demand which have been or are affected by war or natural catastrophe.

10.19      Notice to Mortgagee. After receiving written notice from any person, firm or other entity that it holds or has acquired a mortgage which includes as part of the mortgaged property the Leased Premises, and containing the address of such holder and which notice is countersigned by Landlord, Tenant shall, so long as such mortgage is outstanding, be required to give such holder notices as may be given to Landlord under this Lease.

10.20      Estoppel Certificate. Tenant and Landlord shall, at any time and from time to time upon not less than ten (10) days prior written request by the other or any mortgagee, execute, acknowledge and deliver to the requesting party within said period a statement in writing (and in form provided by the requesting party that is reasonable) certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), the dates to which the Base Rent, Additional Rent and other amounts, sums and charges have been paid in advance, if any, stating whether or not, to the best knowledge of the signer of such certificate, Landlord or Tenant is in Default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such Default to which the signer may have knowledge, the existence of any claimed counterclaims or defenses to this Lease, the Commencement Date and the date of termination, and any other matters as may be reasonably requested, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Leased Premises or of the interest of Landlord therein, any mortgagee or prospective mortgagee thereof, or any prospective assignee of any mortgagee thereof or any such party requesting the same.

10.21      Assignment By Landlord. Landlord shall have the right to assign this Lease to any other party succeeding in the ownership of and rights of Landlord to the Leased Premises, in which event Landlord’s obligations under this Lease shall terminate as of the date of such assignment for events occurring after such date. Tenant shall execute and deliver such documents of assignment as are reasonably necessary to confirm the validity of such assignment by Landlord.

10.22      Time is of the Essence. Tenant’s performance of all of the covenants, conditions, and agreements of this Lease, and of any and all rules and regulations issued pursuant hereto, shall be based upon time being of the essence.

10.23      Guaranty of Lease. In order to induce Landlord to execute this Lease, Landlord requires a guaranty of the obligations of Tenant hereunder by Guarantor, in the form attached as Exhibit B.

Article 11
MORTGAGES

11.1        Leasehold Mortgages Authorized. On one or more occasions, without Landlord’s prior consent, Tenant may grant one or more Leasehold Mortgages (as hereinafter defined) on its leasehold interest in the Leased Premises. Such Leasehold Mortgages (as hereinafter defined) shall be (a) subject and subordinate to all rights and interests of Landlord under this Lease and as to Landlord’s fee interest in the Leased Premises, (b) subject and subordinate to the terms and conditions of this Lease, and (c) a lien solely upon Tenant’s interest in this Lease and the leasehold estate thereby created, and not on Landlord’s fee interest in the Leased Premises.

11.2        Definitions.

(a)          The term “Leasehold Mortgage” as used throughout this Lease shall include a mortgage, a deed to secure debt, or other security instrument by which the leasehold estate or any other rights of Tenant created by this Lease is mortgaged, conveyed, assigned, or otherwise transferred by Tenant, to secure a loan or loans obtained, or obligations incurred, by Tenant.

(b)         The term “Leasehold Mortgagee” as used throughout this Lease shall refer to the holder of a Leasehold Mortgage which shall have complied with Section 11.3.

(c)          Leasehold Mortgagee Successor. A purchaser at foreclosure or the grantee or beneficiary of a deed or other transfer of the leasehold interest in lieu of foreclosure or otherwise or the assignee of a right of possession by, through or under the Leasehold Mortgagee, other than the Leasehold Mortgagee.

11.3        Notices to Landlord. Promptly upon the granting of any Leasehold Mortgage, Tenant or the applicable Leasehold Mortgagee shall give notice thereof to Landlord, such notice to identify the name and address of the Leasehold Mortgagee and to be accompanied by a copy of the applicable Leasehold Mortgage. In the event of a change of address of a Leasehold Mortgagee or of any amendment to or assignment of a Leasehold Mortgage, Tenant or the applicable Leasehold Mortgagee shall promptly provide notice of such new address, amendment or assignment to Landlord, together with a copy of each such amendment or assignment.

11.4        Notice of Default. Landlord, upon providing Tenant with any notice (a “Default Notice”) of: (i) any breach under this Lease, (ii) a termination of this Lease (a “termination notice”), or (iii) a matter on which Landlord may predicate or claim a default, shall at the same time deliver a copy of such Default Notice to the Leasehold Mortgagee. No Default Notice from Landlord to Tenant shall be deemed effective as to any Leasehold Mortgagee unless and until a copy thereof has also been sent to the Leasehold Mortgagee. Any notice to be given by Landlord to a Leasehold Mortgagee pursuant to the provisions of this Section 11.4 shall be deemed properly addressed if sent to the address of the Leasehold Mortgagee as then in effect pursuant to Section 11.3, and shall be deemed given on the date delivered at the address of the Leasehold Mortgagee as then in effect pursuant to Section 11.3.

11.5        Rights of Cure of Leasehold Mortgagees.

(a)           From and after the time that a Default Notice has been given to a Leasehold Mortgagee, such Leasehold Mortgagee shall have the same period in which to cure any default under this Lease as is afforded Tenant hereunder plus the additional time specified in Subsections 11.5(b) and (c) below. Landlord shall accept performance by any Leasehold Mortgagee as if the same had been done by Tenant. Notwithstanding the aforesaid, (i) all Additional Rent (including amounts due pursuant to Section 1.7), if any, in connection with Tenant’s default shall continue to accrue until the same is paid in full, and (ii) the additional time to cure specified in Subsections 11.5(b) and (c) below shall be for the benefit of only Leasehold Mortgagee in preserving and protecting its rights under its Leasehold Mortgage, and neither Leasehold Mortgagee nor Tenant shall utilize such additional time for the purpose of extending the cure periods otherwise applicable to Tenant under this Lease.

(b)          Notwithstanding anything in this Lease to the contrary, if any default by Tenant shall occur under this Lease or Tenant shall fail to comply with any of its covenants or agreements under this Lease and such default or failure shall neither be cured nor remedied within the applicable grace period provided in Article 8, Landlord shall neither (i) terminate this Lease nor (ii) exercise any rights to gain possession of all or any portion of the Leased Premises until Landlord shall, after the expiration of the applicable grace period, have notified the Leasehold Mortgagee of Landlord’s intent to so terminate or exercise such rights to gain such possession (x) at least thirty (30) days in advance of the proposed date of such termination or exercise of such rights if such default is reasonably capable of being cured by only the payment of money (provided, however, that as to Rent then due and in arrears, the Leasehold Mortgagee shall only be required to pay so much as commenced to accrue as of the date thirty (30) days prior to the date of the Default Notice giving rise to the termination notice, Landlord agreeing that no Leasehold Mortgagee or Leasehold Mortgagee Successor shall be responsible for any such payments accruing prior to the date thirty (30) days prior to such Default Notice) or (y) at least forty five (45) days in advance of the proposed date of such termination or exercise of such rights if such default is not reasonably capable of being cured by only the payment of money. Any such termination notice from Landlord shall specify the date on which Landlord intends to so terminate or exercise such rights. If a default which is reasonably capable of being cured by only the payment of money is not cured within the thirty (30) day period provided above then Landlord may terminate this Lease or exercise such rights any time after such thirty (30) day period and as long as such default remains uncured, subject however to the provisions of Section 11.7. If a default which is not reasonably capable of being cured by only the payment of money but which is capable of being cured within the forty five (45) day period provided above is not cured within the forty five (45) day period provided above, then Landlord may (except as otherwise provided in Subsection 11.5(c)) terminate this Lease or exercise such rights to regain possession any time after such forty five (45) day period and as long as such default remains uncured. Notwithstanding the aforesaid, Landlord may at any time take such action consistent with this Lease and in connection with Tenant’s default as Landlord deems necessary or appropriate, including without limitation, pursuing Tenant directly for monetary damages, so long as such action prior to the expiration of the cure periods afforded to Leasehold Mortgagee does not include (i) seeking and/or obtaining the termination of this Lease, or (ii) the exercise of any rights to gain possession of all or any portion of the Leased Premises, and so long as any such action is subject to the provisions of Section 11.7.

(c)          The provisions of Subsection 11.5(d) hereinbelow shall apply in the event of a termination notice associated with a non monetary default which is not reasonably capable of being cured by the Leasehold Mortgagee within forty five (45) days if, during such forty five (45) day period, Leasehold Mortgagee shall:

(i)	Notify Landlord of such Leasehold Mortgagee’s desire to nullify the termination notice;

(ii)	Pay or cause to be paid to Landlord all Rent and other monetary obligation due and owing under the Lease commencing to accrue thirty (30) days prior to the date of the applicable Default Notice in accordance with Subsection 11.5(b) hereinabove, and thereafter continue to pay or cause to be paid to Landlord all Rent and other monetary obligations due and owing under the Lease (time being of the essence);

(iii)	Comply, or in good faith with reasonable diligence and continuity commence to comply and thereafter reasonably and diligently persist to complete compliance, with all non monetary requirements of this Lease then in default and susceptible of being complied with by such Leasehold Mortgagee by the use of reasonable and diligent efforts; and

(iv)	Use reasonable and diligent efforts to cause the Leased Premises to be operated by a reputable operator which has experience in operating a facility or facilities of the size, character and quality of the Leased Premises, including the use of reasonable and diligent efforts to obtain leasehold possession of the Leased Premises by foreclosure or other remedies reasonably available at law or in equity.

(d)          (i) If Landlord shall have given a termination notice to Leasehold Mortgagee based upon a non monetary default by Tenant which is not reasonably capable of being cured by Leasehold Mortgagee within the aforementioned forty five (45) day period and such Leasehold Mortgagee shall be proceeding in accordance with Subsection 11.5(c) hereinabove, then the date for the termination of this Lease or the exercise of such other rights to gain possession of all or any portion of the Leased Premises specified by Landlord in the termination notice shall be tolled for a period of six (6) months from the date of the termination notice, provided that such Leasehold Mortgagee shall, during such six (6) month period:

(1)       Pay or cause to be timely paid, prior to the expiration of any applicable grace period afforded Tenant as set forth in this Lease (and not subject to any additional grace period(s) for Leasehold Mortgagee specified in Subsections 11.5(b) and (c)), the Rent as the same becomes due from and after the date thirty (30) days prior to the Default Notice given in accordance with Subsection 11.5(b) hereinabove.

(2)       Continue using reasonable and diligent efforts to perform all of Tenant’s non-monetary obligations under this Lease, except for non monetary obligations in default at the time of the Default Notice and not susceptible of being cured by the Leasehold Mortgagee by the use of reasonable efforts;

(3)       Use reasonable and diligent efforts to cause the Leased Premises to be operated by an operator which has satisfied the qualifications set forth in Subsection 11.5(c)(iv) above; and

(4)       If not enjoined or stayed, take steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Leasehold Mortgage or other appropriate means and prosecute the same to completion with due diligence.

(ii)	(1) If at the end of such six (6) month period, the Leasehold Mortgagee is complying with Subsection 11.5(d)(i), this Lease shall not terminate and Landlord shall not exercise its rights to gain possession of all or any portion of the Leased Premises and the time for completion by such Leasehold Mortgagee of its proceedings shall continue, but only for so long as such Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Leasehold Mortgage or other appropriate means with reasonable diligence and continuity. Nothing in this Subsection 11.5(d) shall be construed to extend this Lease beyond the Lease Term (including any extension or renewal options) thereof nor to require a Leasehold Mortgagee to continue a foreclosure proceeding after the default has been cured, and so long as no additional default (monetary or non monetary) has occurred and remains uncured, and the Leasehold Mortgagee may discontinue foreclosure proceedings and this Lease shall continue in full force and effect as if Tenant had not defaulted.

(iii)	(Notwithstanding any other terms and conditions set forth in this Section 11.5(d), (1) Tenant shall remain primarily obligated under this Lease, including for Rent and other monetary obligations due and owing to Landlord, even in the event that Tenant’s leasehold estate is acquired by a Leasehold Mortgagee, a Leasehold Mortgagee Successor or the designee of either of them or any other purchaser at a foreclosure sale or otherwise, and (2) Landlord may at any time take such action consistent with this Lease as Landlord deems necessary or appropriate, including without limitation, pursuing Tenant directly for monetary damages, so long as such action does not include (i) seeking and/or obtaining the termination of this Lease, or (ii) the exercise of any rights to gain possession of all or any portion of the Leased Premises.

(1)       If a Leasehold Mortgagee has complied with this Subsection 11.5(d), upon the acquisition of Tenant’s leasehold estate by such Leasehold Mortgagee, a Leasehold Mortgagee Successor or the designee of either of them or any other purchaser at a foreclosure sale or otherwise, this Lease shall continue in full force and effect but with the Leasehold Mortgagee, its designee or any other purchaser at a foreclosure sale, as the case may be, as the Tenant.

(e)          The granting of a Leasehold Mortgage shall not constitute an assignment or transfer of this Lease or of the leasehold estate hereby created, nor shall any Leasehold Mortgagee be deemed to be an assignee or transferee of any interest in this Lease or of the leasehold estate hereby created so as to require such Leasehold Mortgagee to assume the performance of any of the terms, covenants or conditions on the part of Tenant to be performed hereunder. Notwithstanding the preceding sentence or anything to the contrary contained in this Lease, the purchaser at any sale of Tenant’s leasehold interest in the Lease under any instrument of assignment or transfer in lieu of foreclosure shall be deemed to be an assignee or transferee and shall be deemed to have agreed to perform all of the terms, covenants and conditions on the part of Tenant to be performed hereunder from and after the date of such purchase and assignment but only for so long as such purchaser or assignee is the owner of the leasehold estate.

(f)           Any Leasehold Mortgagee, Leasehold Mortgagee Successor or other acquirer of the leasehold estate of Tenant by foreclosure of the Leasehold Mortgage or other appropriate means may, upon acquiring Tenant’s leasehold estate, sell or assign the leasehold estate on such terms and to such persons and organizations as are acceptable to such Leasehold Mortgagee, Leasehold Mortgagee Successor or acquirer and thereafter be relieved of all obligations under this Lease, provided that such transferee or assignee has delivered to Landlord its written agreement to be bound by all obligations of Tenant hereunder arising from and after the date of such assignment, including, without limitation, the obligation to pay Rent and all other amounts provided for under this Lease.

11.6        Amendments; Execution of Mortgage Instruments by Landlord. Landlord acknowledges that prospective Leasehold Mortgagees may require minor modifications to this Lease, and Landlord agrees to cooperate with Tenant and any such Leasehold Mortgagee with respect to any such amendments and other aspects of any financing of Tenant’s leasehold estate in the Leased Premises and, in connection therewith, to execute, acknowledge and deliver to Tenant and/or the Leasehold Mortgagees any and all minor amendments, instruments, agreements and other documents as may reasonably be required by such Leasehold Mortgagee(s); provided, however, that Landlord shall never be required to enter into any amendment to this Lease or execute, acknowledge, and deliver any document or instrument which would: (a) result in modification of any material business term hereof; (b) impair Landlord’s rights or benefits hereunder; (c) subordinate Landlord’s fee interest in the Leased Premises to any such Leasehold Mortgage; (d) materially increase Landlord’s obligations hereunder; or (e) materially adversely affect the Leased Premises. Landlord shall be reimbursed, as Additional Rent payable on demand, for any costs, including reasonable attorney’s fees, incurred in way related to Landlord’s consideration, review, and/or execution of any amendments or documents requested by Tenant or any Leasehold Mortgagee.

11.7        New Lease/Reinstatement of Lease. In addition to, and not in limitation of the other provisions of this Article 11, and notwithstanding any other provisions of this Lease to the contrary, in the event that this Lease is terminated or canceled for any reason or in the event that Landlord shall obtain possession of the Leased Premises pursuant to any other rights at law or in equity, the Leasehold Mortgagee or, at any Leasehold Mortgagee’s designation, any Leasehold Mortgagee Successor, shall have the right, at any time within thirty (30) days after notice to the Leasehold Mortgagee of either the termination of this Lease or Landlord’s acquisition of possession of the Leased Premises pursuant to any other rights at law or in equity, either (i) to reinstate the Lease with the Leasehold Mortgagee or the Leasehold Mortgagee Successor as Tenant as of the date of such election or (ii) to demand a new lease covering the Leased Premises for a term to commence on the date of such election and to expire on the same date as this Lease would have expired if it had otherwise continued uninterrupted until its scheduled date of termination, and containing all of the same rights, terms, covenants, considerations, unexpired options and obligations as set forth in this Lease. Such new lease shall be executed and delivered by Landlord to Leasehold Mortgagee within thirty (30) days after receipt by Landlord of, or such reinstatement of the Lease shall be effective upon receipt by Landlord of, all the following: (a) written notice from the Leasehold Mortgagee (or the Leasehold Mortgagee Successor) of the applicable election, (b) upon payment of all amounts due and payable to Landlord by Tenant under the provisions of this Lease from and after the date that is thirty (30) days prior to the date of the termination notice given by Landlord in accordance with Subsection 11.5(b) hereof and all Rent thereafter accrued until the date of the applicable election, (c) payment of all reasonable costs, including reasonable attorney’s fees, incurred by Landlord in any way related to Landlord’s consideration, review, amendment, and/or execution of such new lease or reinstatement of the Lease, and (d) proof of compliance, or proof of good faith and diligent commencement to comply and subsequent reasonable and diligent persistence to complete compliance, with all non-monetary requirements of the Lease then in default. Upon compliance with the aforesaid election obligations, the existence of any default occurring prior to the reinstatement of this Lease or the granting of the new lease (as applicable) shall be deemed null and void and without effect. The reinstated Lease and any new Lease granted to the Leasehold Mortgagee or the Leasehold Mortgagee Successor shall enjoy the same priority as this Lease over any lien, encumbrance, or other interest created by Landlord before or after the date of such reinstatement or new Lease; and the provisions of this Section 11.7 shall survive what would otherwise be the termination of this Lease. Notwithstanding any other terms and conditions set forth in this Section 11.7, (1) Tenant shall remain primarily obligated under this Lease, including for Rent and other monetary obligations due and owing to Landlord, even in the event that Tenant’s leasehold estate is acquired by a Leasehold Mortgagee, a Leasehold Mortgagee Successor or the designee of either of them or any other purchaser at a foreclosure sale or otherwise, and (2) Landlord may at any time take such action as Landlord deems necessary or appropriate, including without limitation, pursuing Tenant directly for monetary damages, so long as such action does not include (i) seeking and/or obtaining the termination of this Lease (in the event of reinstatement) or the new lease (as the case may be), or (ii) the exercise of any rights to gain possession of all or any portion of the Leased Premises.

11.8        Lease Rejection. Landlord and Tenant agree, for the benefit of any Leasehold Mortgagee, that no election by Tenant to exercise its rights under 11 U.S.C. Section 365(h) to treat this Lease as having been terminated shall be effective for such purpose without written approval of any Leasehold Mortgagee.

IN WITNESS WHEREOF, the Parties hereto have caused this Lease to be executed on the date first above written.

LANDLORD:	TENANT:

SHELBY REALTY, INC.,	ORBIT ENERGY RHODE ISLAND, LLC,
a RI corporation	a RI limited liability company

/s/ Shelby Realty, Inc.	/s/ Orbit Energy Rhode Island, LLC

Exhibit A

Leased Premises Description

That certain lot or parcel of land with all the buildings and improvements thereon situated on Scituate Avenue in the Town of Johnston and State of Rhode Island, bounded and described as follows:

Beginning at the northwesterly corner of the herein-described parcel, also being the southwesterly corner of land now or formerly of Debra Aiello and also being in the easterly line of Scituate Avenue;

thence running along a stone wall 84.32 feet, more or less, to a point;

thence running 127.50 feet, more or less to a point;

thence running along a stone wall 157.87 feet, more or less, to a point;

thence running along a stone wall 313.42 feet, more or less, to a point;

thence running along a stone wall 146.15 feet, more or less, to a point;

thence running along a stone wall 105.50 feet, more or less, to a point; the last six (6) courses running along the easterly line of Scituate Avenue;

thence turning and running northeasterly along the westerly line of Old Pocasett Road 166.79 feet, more or less to a point;

thence turning an interior angle of 175°-54’ and running northeasterly along the westerly line of Old Pocasett Road 122.20 feet, more or less, to a point;

thence turning an interior angle of 190°-18’ a distance of 125.0 feet, more or less, to a point;

thence turning an interior angle of 162°-00’ a distance of 127.76 feet, more or less, to a point;

thence turning an interior angle of 186°-22’ a distance of 283.5 feet, more or less, to a point;

thence turning an interior angle of 181°-00’, a distance of 205.0 feet more or less, to a point; the last six (6) courses running along the westerly line of Old Pocasett Road;

thence turning and running northwesterly with land now or formerly of Pauline Varner & Delia Varner 135.26 feet to a point;

thence turning and running southwesterly with land now or formerly of Debra Aiello 920.0 feet, more or less, to the point and place of beginning.

GUARANTY OF LEASE

York Renewable Energy Partners, LLC (“Guarantor”), with a principal address of 767 Fifth Avenue, 17th Floor, New York, NY 10153, Attention: Margaret Mauro, hereby unconditionally and irrevocably guarantees the payment of the obligation to pay (a) Annual Base Rent attributable to Lease Year 2 and Lease Year 3, and (b) Additional Rent attributable solely to Article 2 and Section 3.1 for the time period comprising the Commencement Date through and including December 31, 2016 (collectively, the “Obligation”) under that Lease of even date herewith (the “Lease”) by and between SHELBY REALTY, INC., as Landlord, and ORBIT ENERGY RHODE ISLAND, LLC, as Tenant.

1.       As used herein, (a) “Tenant” shall include ORBIT ENERGY RHODE ISLAND, LLC, and all permitted successors and assigns of ORBIT ENERGY RHODE ISLAND, LLC under the Lease (direct or remote), and (b) “Landlord” shall include SHELBY REALTY, INC., and all successors and assigns of SHELBY REALTY, INC. under the Lease (direct or remote). Capitalized terms not defined in this Guaranty of Lease shall have the meaning set forth in the Lease.

2.       This Guaranty of Lease shall continue from the date hereof through but not beyond the date (the “Expiration Date”) which is six (6) months after the expiration of Lease Year 3, after which Guarantor shall have no obligation under this Guaranty of Lease; provided, however, that Guarantor shall remain obligated beyond the Expiration Date for unsatisfied Obligations hereunder, if any, which were in existence as of the Expiration Date but only to the extent that Landlord afforded notice to Guarantor of such unsatisfied Obligations before the Expiration Date.

3.       The undersigned Guarantor hereby agrees that Landlord may make immediate demand upon the undersigned as Guarantor without first making demand upon Tenant. The liability of Guarantor under this Guaranty of Lease shall be primary, direct and immediate and not conditional or contingent upon pursuit by Landlord of any remedies it may have against Tenant or any other party with respect to the Lease, whether pursuant to the terms thereof or otherwise. No exercise or nonexercise by Landlord of any right given to Landlord hereunder or under the Lease, and no change, impairment or suspension of any right or remedy of Landlord shall in any way affect any of Guarantor’s obligations hereunder or give Guarantor any recourse against Landlord. Without limiting the generality of the foregoing, Landlord shall not be required to make any demand on Tenant and/or any other party, or otherwise pursue or exhaust its remedies against Tenant or any other party, before, simultaneously with or after enforcing its rights and remedies hereunder against Guarantor. Any one or more successive and/or concurrent actions may be brought hereon against Guarantor, either in the same action, if any, brought against Tenant and/or any other party, or in separate actions, as often as Landlord, in its sole discretion, may deem advisable.

4.       Guarantor hereby agrees that at any time and from time to time without notice to the undersigned, the time for Tenant’s performance of or compliance with any of its obligations contained in the Lease may be extended or such performance may be waived by Landlord; the Lease may from time to time be amended in any manner but not so as to extend the Expiration Date hereunder; and payment of any sums due or to become due under the Lease may be waived by Landlord in its sole discretion, all without affecting the liability of the undersigned under this Guaranty; provided, however, that the undersigned shall in no event be liable for or bound by any term or condition of an amendment made by Tenant to the extent such term or condition of such amendment purports to increase the undersigned’s Obligation hereunder, without the undersigned’s prior written consent.

5.       Landlord may assign and/or pledge this Guaranty of Lease or any rights under it with any assignment of the Lease or any sums due or to become due, or any rights, claims, powers and remedies under it and, in the event of an assignment, the assignee shall have the same rights and remedies as if originally named in this Guaranty of Lease.

6.       Guarantor waives (i) diligence, presentment of any instrument, demand for payment, protest and notice of nonpayment or protest, (ii) all other notices and demands otherwise required by law which Guarantor may lawfully waive, (iii) the right to assert in any action or proceeding hereupon by Landlord any set-off, counterclaim or other claim which it may have against Landlord, (iv) the benefit of all other principles or provisions of law, statutory or otherwise; which are or might be in conflict with the terms hereof, and (v) the performance of each and every condition precedent to which Guarantor might otherwise be entitled under the law and notice of the creation or accrual of any obligation of Tenant to Landlord under the Lease and all demands whatsoever, except as may be otherwise expressly provided in the Lease.

7.       This Guaranty of Lease cannot be changed or terminated orally, shall be governed by and construed according to the laws of the State of Rhode Island, shall be binding upon and inure to the benefit of Guarantor and Landlord, and their respective permitted heirs, administrators, estates, successors and assigns.

8.       All rights, powers and remedies of Landlord by reason of this Guaranty of Lease and the Lease, or by law, are separate and cumulative and the exercise of one shall not in any way limit or prejudice the exercise of any other such rights or remedies. No delay or omission by Landlord in exercising any such right or remedy shall operate as a waiver thereof. No waiver of any rights and remedies hereunder, and no modification or amendment hereof, shall be deemed made by Landlord unless in writing and duly executed. Any such written waiver shall apply only to the particular instance specified therein and shall not impair the further exercise of such right or remedy or of any other right or remedy of Landlord, and no single or partial exercise of any right or remedy hereunder shall preclude further exercise of any other right or remedy.

9.       GUARANTOR KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHT GUARANTOR MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, ACTION OR PROCEEDING WHICH ARISES OUT OF, OR IS IN ANY WAY CONNECTED WITH THIS GUARANTY OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION HEREWITH. GUARANTOR ACKNOWLEDGES THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO LANDLORD’S ENTERING INTO THIS GUARANTY OF LEASE AND THE LEASE TO TENANT, AND THAT LANDLORD IS RELYING UPON THE FOREGOING WAIVER IN ITS FUTURE DEALINGS WITH GUARANTOR. GUARANTOR FURTHER WARRANTS AND REPRESENTS THAT GUARANTOR HAS REVIEWED THE FOREGOING WAIVERS WITH LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED GUARANTOR’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.     THIS GUARANTY OF LEASE HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, THE STATE OF RHODE ISLAND. THIS GUARANTY OF LEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF RHODE ISLAND. REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF GUARANTOR, TENANT, OR LANDLORD, GUARANTOR HEREBY CONSENTS AND AGREES THAT THE COURTS LOCATED IN THE STATE OF RHODE ISLAND SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN GUARANTOR AND LANDLORD PERTAINING TO THIS GUARANTY OF LEASE OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS GUARANTY OF LEASE. GUARANTOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND GUARANTOR HEREBY WAIVES ANY OBJECTION WHICH GUARANTOR MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

11.     In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty of Lease shall be construed as if such invalid, illegal or unenforceable provision never had been included.

12.     If Guarantor fails to pay any amounts due hereunder within twenty (20) days of demand following non-payment by Tenant, Guarantor agrees to pay to Landlord, on demand, all costs and expenses paid or incurred by Landlord (including court costs and reasonable attorneys’ fees) in connection with the enforcement of this Guaranty of Lease, including through and including post-judgment collection. Guarantor hereby acknowledges and agrees that (a) the covenants and agreements of Landlord with respect to the obligations under the Lease are of material benefit to Guarantor and (b) Guarantor is receiving some benefit by virtue of Guarantor’s relationship with Tenant, and that the aforesaid constitutes full and fair consideration for the obligations, covenants and agreements of Guarantor under this Guaranty of Lease, and that, by virtue of such consideration, Guarantor has received reasonably equivalent value in exchange for the covenants and agreements hereunder and thereunder.

YORK RENEWABLE ENERGY PARTNERS, LLC

Date: 4/8/15	/s/ York Renewable Energy Partners, LLC

/s/ Witness

35